Exhibit (e)(2)


                       AMENDMENT TO DISTRIBUTION AGREEMENT

                               FOR CLASS A SHARES


                          EFFECTIVE AS OF JULY 24, 2002

         THIS AMENDMENT is made this 24th day of July, 2002, between First American Strategy Funds, Inc., a Minnesota corporation (the "Fund") and Quasar Distributors, LLC, a Delaware limited liability company ("Distributor").

         WHEREAS, Fund and Distributor are parties to a Distribution Agreement dated October 1, 2001, under which Distributor agreed to act as distributor and shareholder servicing agent for the Class A shares of the Fund's portfolios, as were then in existence, have since been created, or will be created from time to time; and

         WHEREAS, the parties have, as of the Effective Date first set forth above, agreed to this Amendment to the Distribution Agreement as a result of recent regulatory changes codified under the Understanding and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act").

NOW THEREFORE, the parties agree as follows:

         Article 9, Article 10 and Article 11, of the Distribution Agreement are renumbered as Article 10, Article 11 and Article 12, respectively, and new
Article 9, as set forth below, is added:

         ARTICLE 9. Anti-Money Laundering Compliance Program. The USA PATRIOT Act imposes certain obligations on Broker-Dealers through new anti-money laundering provisions and amendments to the Bank Secrecy Act. Distributor agrees to adopt appropriate policies and procedures sufficient to ensure compliance with federal anti-money laundering laws and regulations, including the following:

         (a) Filing of Forms and Reports. Distributor's exclusive business purpose is to provide mutual fund underwriting and distribution services, and it does not receive customer funds. However, any funds received by Distributor, including funds received by Distributor's registered representatives, will be processed in accordance with applicable law, including filing of Forms 8300, filing of Suspicious Activity Reports, and filing of any other forms required by applicable regulations.

         (b) Employee Awareness and NASD Training. Distributor has implemented a program to educate employees with respect to its anti-money laundering program and applicable anti-money laundering regulations. To comply with the National Association of Securities Dealers training requirements,


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                  all Distributor's registered representatives are required to complete an anti-money laundering course as part of Distributor's Firm Element Continuing Education. The course concludes with a test on the subject as per the NASD Rule.

         (c) Quarterly Reports. Distributor (i) will report to the Fund Board of Directors, at least quarterly, any forms filed and any compliance exceptions to its anti-money laundering policy, including resolution of such exceptions, or certify that there were no such forms filed and no such compliance exceptions to its anti-money laundering program; and (ii) will, on an annual basis, provide to the Board of Directors a copy of any policies created as part of its anti-money laundering program.

         (d) Inspection. Distributor agrees that federal, state and other self-regulatory organizations' examiners shall have access to information and records relating to any anti-money laundering activities performed by Distributor for the Fund, and Distributor consents to any inspection authorized by law or regulation in connection thereof.

         (e) Annual Audit. Distributor agrees to an annual independent audit of its anti-money laundering program and also agrees to respond to the Fund's Board of Directors with respect to each recommendation made pursuant to such audit.

         IN WITNESS, the Fund and Distributor have each duly executed this Amendment, as of the day and year above written

                                       FIRST AMERICAN STRATEGY FUNDS, INC.


                                       By: _________________________

                                       Its:__________________________


                                       QUASAR DISTRIBUTORS, LLC


                                       By: _________________________

                                       Its:__________________________